Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $370.5 MILLION IN NEW MIDDLE-MARKET

ORIGINATIONS FOR ITS FISCAL YEAR 2015 THIRD QUARTER

CHICAGO, IL, July 10, 2015 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $370.5 million in new middle-market investment commitments during the three months ended June 30, 2015. Approximately 85% of the new middle-market investment commitments were one stop loans, 14% were senior secured loans and 1% were equity securities. Of the new middle-market investment commitments, $345.2 million funded at close. In addition, during the three months ended June 30, 2015, Golub Capital BDC, Inc. invested $30.9 million in Senior Loan Fund LLC, an unconsolidated Delaware limited liability company (“SLF”), that invests in senior secured loans and is co-managed by Golub Capital BDC, Inc. and RGA Reinsurance Company.

Total investments at fair value are estimated to have increased by $147.6 million during the three months ended June 30, 2015 after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses). Total investments at fair value held by SLF are estimated to have increased by approximately $66.4 million after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses).

About Golub Capital BDC, Inc.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

About Golub Capital

Golub Capital is a nationally recognized credit asset manager with over $15 billion of capital under management. The firm has an award-winning middle market lending business. Golub Capital has four highly complementary business lines led by experienced teams of credit professionals: Middle Market Lending, Late Stage Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.